                                                                   Exhibit 10.13

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   INTERNATIONAL MENU SOLUTIONS CORPORATION INTERNATIONAL MENU SOLUTIONS INC.

                                     - and -

                               FIRST ONTARIO FUND

                                      -and-

                      BANK OF MONTREAL CAPITAL CORPORATION

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                                 LOAN AGREEMENT

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                                FOGLER, RUBINOFF
                          Suite 4400, Royal Trust Tower
                             Toronto-Dominion Centre
                                Toronto, Ontario
                                     M5K 1G8

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

                                      INDEX

ARTICLE 1.- INTERPRETATION ..................................................  2
      1.1          Interpretation ...........................................  2
      1.2          Schedules ................................................  6

ARTICLE 2. - THE LOAN .......................................................  6
      2.1          Loan Amount ..............................................  6
      2.2          Advances .................................................  6

ARTICLE 3. - PAYMENT OF PRINCIPAL AND INTEREST ..............................  6
      3 1          Interest Rate ............................................  6
      3.2          Interest Payments ........................................  6
      3.3          Principal Repayments .....................................  7
      3.4          Place of Payment .........................................  7
      3.5          Maximum Interest Rate; ...................................  7
      3.6          Effective Rate ...........................................  7

ARTICLE 4. - PREPAYMENT AND FORCED CONVERSION ...............................  8
      4.1          Prepayment ...............................................  8
      4.2          Forced Conversion: .......................................  8
      4.3          Forced Conversion Block: .................................  8
      4.4          Failure to Find Purchaser: ...............................  8
      4.5          Closing of Forced Conversion: ............................  8

ARTICLE 5. - SECURITY .......................................................  9
      5.1          Security for Advance .....................................  9
      5.2          Form of Security .........................................  9
      5.3          Exception ................................................  9
      5.4          No Prejudice .............................................  9
      5.5          Registration of Security .................................  9
      5.6          Supplemental Security ....................................  9
      5.7          Paramountcy .............................................. 10

ARTICLE 6. - REPRESENTATIONS AND WARRANTIES ................................. 10
      6.1          Representations and Warranties ........................... 10
           (a)     Organization; Subsidiaries ............................... 10
           (b)     Authorized and Issued Capital ............................ 10
           (c)     Corporate Authority ...................................... 10
           (d)     Security Authorization ................................... 10
           (e)     Ranking of Security ...................................... 10
           (f)     No Default ............................................... 11
           (g)     Litigation ............................................... 11
           (h)     No Conflict .............................................. 11
           (i)     Financial Statements ..................................... 11
           (j)     Conduct of Business ...................................... 11
           (k)     Taxes .................................................... 11
           (l)     Outstanding Obligations .................................. 12
           (m)     Title to Assets .......................................... 12
           (n)     Leased Property .......................................... 12
           (o)     Real Property ............................................ 12
           (p)     Insurance ................................................ 12
           (q)     Guarantees ............................................... 12
           (r)     Outstanding Securities ................................... 12
           (s)     Loan Proceeds ............................................ 13
           (t)     Affiliates ............................................... 13
           (u)     Material Facts ........................................... 13
           (v)     Assets in Good Condition ................................. 13
           (w)     No Restrictions on Business .............................. 13
           (x)     Business ................................................. 13
           (y)     Asset Mix ................................................ 13
           (z)     Employees ................................................ 13
           (aa)    Asset Value .............................................. 13
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                                   - Page ii -


           (bb)    Compliance with Employee Obligations ..................... 13
           (cc)    Employment Agreements .................................... 14
           (dd)    Y2K Compliance ........................................... 14
           (ee)    No Hazardous Substances .................................. 14
      6.2          Update of Representations and Warranties ................. 14

ARTICLE 7.- CONDITIONS OF CLOSING ........................................... 14
      7.1          Closing Conditions ....................................... 14
           (a)     Security ................................................. 14
           (b)     Corporate Proceedings .................................... 14
           (c)     Constating Documents ..................................... 15
           (d)     Employment Contracts ..................................... 15
           (e)     Opinions of Counsel ...................................... 15
           (f)     Subscription Agreements .................................. 15
           (g)     No Change to Representations and Warranties .............. 15
           (h)     Compliance with Agreement ................................ 15
           (i)     Litigation ............................................... 15
           (j)     No Substantial Damage .................................... 15
           (k)     No Material Adverse Change ............................... 15
           (l)     Governmental Approvals ................................... 15
           (m)     Insurance ................................................ 15
           (n)     Equity ................................................... 15
           (o)     Acquisitions ............................................. 16
      7.2          Material Inaccuracy ...................................... 16
      7.3          Waiver of Conditions ..................................... 16

ARTICLE 8. - COVENANTS ...................................................... 16
      8.1          Positive Covenants ....................................... 16
           (a)     Payment .................................................. 16
           (b)     Business Licences ........................................ 16
           (c)     Comply with Security ..................................... 16
           (d)     Comply with Operating Agreements ......................... 16
           (e)     Maintain Authority ....................................... 16
           (f)     Business Operations ...................................... 16
           (g)     Taxes .................................................... 16
           (h)     Maintain Security ........................................ 17
           (i)     Further Assurances ....................................... 17
           (j)     To Register .............................................. 17
           (k)     Lenders Entitled to Perform Covenants .................... 17
           (l)     To Cooperate in the Event of Default ..................... 17
           (m)     Obtain Discharge ......................................... 18
           (n)     Financial Statements ..................................... 18
           (o)     Leases ................................................... 19
           (p)     Corporate Existence ...................................... 19
           (q)     Inspections .............................................. 19
           (r)     Insurance ................................................ 19
           (s)     Life Insurance ........................................... 19
           (t)     Repair ................................................... 19
           (u)     Government Approvals ..................................... 19
           (v)     Default .................................................. 19
           (w)     Litigation ............................................... 20
           (x)     Use of Proceeds .......................................... 20
           (y)     Environmental Claims ..................................... 20
      8.2          Negative Covenants ....................................... 21
           (a)     Reorganization ........................................... 21
           (b)     Dissolution .............................................. 22
           (c)     Articles of Amendment .................................... 22
           (d)     Fiscal Year .............................................. 22
           (e)     Change of Name ........................................... 22
           (f)     Business Plan ............................................ 22
           (g)     Management Salaries ...................................... 22
           (h)     Employee Plans ........................................... 22
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                                  - Page iii -

           (i)     Distributions ............................................ 22
           (j)     Liens .................................................... 22
           (k)     Loans .................................................... 22
           (l)     Disposal of Assets ....................................... 22
           (m)     Capital Expenditures ..................................... 22
           (n)     Expansion ................................................ 23
           (o)     Non-Arm's Length Transactions ............................ 23

ARTICLE 9. - SURVIVAL OF REPRESENTATIONS AND WARRANTIES ..................... 23
      9.1          Survival ................................................. 23

ARTICLE 10.-EVENTS OF DEFAULT ............................................... 23
     10.1          Default .................................................. 23
           (a)     Payment Default .......................................... 23
           (b)     Security Default ......................................... 23
           (c)     Other Payment Obligations ................................ 23
           (d)     Other Obligations ........................................ 24
           (e)     Liquidation .............................................. 24
           (f)     Insolvency ............................................... 24
           (g)     CCAA ..................................................... 24
           (h)     Distress ................................................. 24
           (i)     False Representation ..................................... 24
           (j)     Cease to Carry on Business ............................... 24
           (k)     Default .................................................. 24
           (l)     Parent Status ............................................ 24
           (m)     Prospectus ............................................... 24
           (n)     Share Ownership .......................................... 25
           (o)     Death of Michael A. Steele ............................... 25
     10.2          Acceleration ............................................. 25
     10.3          Remedies Cumulative ...................................... 25

ARTICLE 11.- FEES ........................................................... 25
     11.1          Expenses ................................................. 25
     11.2          Commitment Fee ........................................... 25

ARTICLE 12. - SUBORDINATION ................................................. 25
     12.1          Subordination ............................................ 25

ARTICLE 13.- GENERAL ........................................................ 26
     13.1          No Waiver of Rights ...................................... 26
     13.2          No Waiver of Defaults .................................... 26
     13.3          Notices .................................................. 26
     13.4          Method of Payment ........................................ 27
     13.5          Successors and Assigns ................................... 27
     13.6          Governing Law ............................................ 28
     13.7          Entire Agreement ......................................... 28
     13.8          Headings ................................................. 29
     13.9          Number ................................................... 29
     13.10         Severable Provisions ..................................... 29
     13.11         Modification ............................................. 29
     13.12         Execution of Additional Documents ........................ 29
     13.13         Other Definitional Terms ................................. 29
     13.14         Counterparts ............................................. 29
     13.15         Conflicts ................................................ 29
     13.16         Consultant ............................................... 29

                                 LOAN AGREEMENT

            THIS AGREEMENT dated for reference the 10th day of May, 1999

AMONG:

                   INTERNATIONAL MENU SOLUTIONS CORPORATION, a corporation incorporated under the laws of the State of Nevada

                   (hereinafter called the "Parent")

                                     - and -

                   INTERNATIONAL MENU SOLUTIONS INC., a corporation amalgamated under the laws of the Province of Ontario

                   (hereinafter called the "Borrower')

                                      -and-

                   FIRST ONTARIO FUND, a labour sponsored venture fund governed under the laws of the Province of Ontario

                   (hereinafter called "First Ontario")

                                      -and-

                   BANK OF MONTREAL CAPITAL CORPORATION, a corporation incorporated under the laws of Canada

                   (hereinafter called "BMOCC")

            WHEREAS the Parent and the Borrower have requested and the Lenders have agreed to provide the Borrower with a secured term loan credit facilities in the aggregate principal amount of FOUR MILLION DOLLARS ($4,000,000), which shall be applied for the purposes set out in Section 6.1(s);

            AND WHEREAS the parties hereto desire to set forth the terms and conditions that shall govern the establishment and continuation of the said secured term loan;

            NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements hereinafter set out and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), it is agreed by the parties hereto as follows:

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                                   - Page 2 -


                           ARTICLE 1. - INTERPRETATION

1.1 Interpretation: In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the following meanings respectively:

      (a) "Act" means the Business Corporations Act (Ontario) as in effect on the date hereof;

      (b) "Affiliate" has the meaning given in the Act;

      (c) "Approved Forecast" means the budget delivered in accordance with
Section 8.1(n)(iii) as approved and, if applicable, amended by the board of directors of the Parent;

      (d) "Associate" has the meaning given in the Act;

      (e) "Borrower" means International Menu Solutions Inc. and its permitted successors and assigns;

      (f) "Business" means the business of developing, marketing, manufacturing and selling food products;

      (g) "Business Day" means any day other than a Saturday, Sunday or a day on which financial institutions generally are closed for business in Toronto, Ontario;

      (h) "Capital Expenditures" means any expenditures made which, in accordance with Generally Accepted Accounting Principles, are chargeable to a capital or a fixed asset account of the Borrower, calculated on a consolidated basis, and include, without limitation, real estate, Capital Lease Obligations and expenditures made in connection with the acquisition of fixed assets, machinery and/or equipment;

      (i) "Capital Lease Obligations" means any obligations of the Borrower, calculated on a consolidated basis, to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as liabilities on a balance sheet prepared in accordance with Generally Accepted Accounting Principles;

      (j) "Closing Date" means May 10, 1999 or such earlier or later date as the parties determine;

      (k) "Class N Shares" means the Class N shares in the capital of the Parent;

      (l) "Common Shares" means shares of common stock in the capital of the Parent;

      (m) "Conversion" means the conversion of the Promissory Note into Exchangeable Shares and an equivalent number of Class N Shares whether by Forced Conversion or at the option of the Lenders in accordance with the terms of the Note;

      (n) "Conversion Price" means $2.62, subject to adjustment from time to time in accordance with the provisions of the Promissory Note;

      (o) "Dollars" or "$" and all statements of or reference to dollar amounts mean lawful money of Canada, except as otherwise specifically provided;

      (p) "EBITDA" means, in respect of any Person and in respect of any fiscal period, the Consolidated Net Income for such fiscal period plus:

            (i) amounts deducted in calculating the Consolidated Net Income in respect of depreciation and amortization; plus

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                                   - Page 3 -


            (ii) amounts deducted in calculating the Consolidated Net Income in respect of Interest Expense (net of any interest income in respect of such fiscal period); plus

            (iii) amounts deducted in calculating the Consolidated Net Income in respect of income taxes, whether or not deferred;

from which total shall be excluded any addition or deduction, as the case may be, relating to:

            (iv) any gain or loss attributable to the sale, conversion or other disposition of assets other than in the ordinary course of business; and

            (v)   any other extraordinary, non-recurring or unusual items,

all of which shall be calculated in accordance with Generally Accepted Accounting Principles;

      (q) "Environmental Laws" means all Laws relating in full or in part to the protections of the environment, product liability and employee and public health and safety, and includes, without limitation, those Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, release and disposal of Hazardous Substances;

      (r) "Event of Default" has the meaning set out in Article 10 hereof;

      (s) "Exchangeable Shares" means the Class X exchangeable shares of the Borrower which may, by their terms, be converted into Common Shares on a one-for-one basis;

      (t) "Financial Statements" means the audited consolidated financial statements for the Parent for the fiscal year ended December 31,1998 attached as
Schedule 6.1(i) hereof;

      (u) "Forced Conversion" has the meaning set out in Section 4.2 hereof

      (v) "Forced Conversion Block" has the meaning set out in Section 4.3;

      (w) "Forced Conversion Block Price" means the weighted average trading price set out in Section 4.3 hereof;

      (x) "Funded Debt" of any Person at any particular time means (i) all indebtedness of such Person for borrowed money; (ii) all indebtedness of such Person for the deferred purchase price of property or services; (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (iv) all Capital Lease Obligations; and (v) all debt referred to in (i) through (iv) hereof which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) with the creditor to purchase or assume, or in respect of which such Person has otherwise assured a creditor against loss by means of an indemnity, security or bond;

      (y) "Generally Accepted Accounting Principles "or "GAAP" means the accounting principles set forth in the Handbook of the Canadian Institute of Chartered Accountants as being generally accepted accounting principles, save and except that in connection with the Parent, "Generally Accepted Accounting Principles" means the generally accepted accounting principles applicable in the United States;

      (z) "Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

                                   - Page 4 -


      (aa) "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous goods as defined, judicially interpreted or identified in any Environmental Law;

      (bb) "Interest Expense" means, for any period, the aggregate of the amounts paid or payable by the Borrower during such period on account of interest for borrowed money, including the interest portion of Capital Lease Obligations, all as determined in accordance with Generally Accepted Accounting Principles;

      (cc) "Laws" means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other legal requirements of any Governmental Authority;

      (dd) "Lenders" means, collectively, BMOCC and First Ontario, their successors and assigns;

      (ee) "Lenders' Approval" means, at any time, the written approval of the Lenders to whom not less than 75% of the outstanding principal of Loan is due at that time;

      (ff) "Lien" means any mortgage, hypothec, title retention, pledge, lien, charge, security interest, Bank Act (Canada) security, assignment by way of security, repurchase arrangement, collateral deposit arrangement or other form of encumbrance whatsoever;

      (gg) "Loan" has the meaning set out in Section 2.1 hereof;

      (hh) "Loan Agreement" or "Agreement" means this Agreement and all amendments hereto;

      (ii) "Loan Documents" means, collectively, this Agreement, the Promissory Note, the Security, the Warrants and any and all documents, trust deeds, intercreditor agreements, certificates and instruments delivered by the Borrower to the Lenders, whether on, before or after execution hereof, including any and all amendments, replacements and supplements thereto or thereof made from time to time;

      (jj) "Loan Interest Rate" or "LIR" means seven percent (7%) per annum for the period ending April 15, 2000 and thirteen percent (13%) per annum thereafter, calculated in accordance with Section 3.1 hereof;

      (kk) "Maturity Date" means April 15, 2003;

      (ll) "Non-Arm's Length Person" means a Person who is not at arm's length (as such term is defined in the Income Tax Act (Canada)) to the Borrower and the Parent, or either of them;

      (mm) "Operating Lease Obligations" means the obligations to pay rent or other amounts under a lease of (or other agreement conveying the right to use) personal property or real property, which obligations are not required to be classified and accounted for as Capital Lease Obligations in accordance with Generally Accepted Accounting Principles;

      (nn) "Parent" means International Menu Solutions Corporation and its permitted successors and assigns;

      (oo) "Permitted Encumbrances" means, collectively:

            (i) Liens for taxes, assessments, governmental charges or levies not at the time due and delinquent in respect of which the Borrower has set aside on its books reserves considered by the Lenders, acting reasonably, to be adequate therefor;

                                   - Page 5 -


            (ii) Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operations of the Business;

            (iii) statutory Liens incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security statutory obligations;

            (iv) the exceptions and existing registrations under the Personal Property Security Act (Ontario), all of which are more particularly described on Schedule 1.1(oo);

            (v) present and future bank operating lines of credit, real estate construction facilities and term debt and interest thereon and any and all security granted from time to time in connection therewith; and (vi) equipment lease financing;

      (pp) "Person" includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

      (qq) "Promissory Note" means the promissory note referred to in Section
2.2 in the form attached hereto as Schedule 1.1(qq);

      (rr) "Security" means the documents listed in Section 5.1 of this Agreement and all other documents and instruments provided from time to time by the Borrower, the Parent and the Subsidiaries as security for the Loan;

      (ss) "Senior Debt" at any time means all Funded Debt other than the Loan, and any other debt which is either (i) unsecured, or (ii) specifically and validly subordinated in right of collection and payment to the repayment in full of the Loan pursuant to subordination agreements satisfactory to the Lenders;

      (tt) "Subscription Agreements" means the subscription agreements between each of the Lenders and the Borrower dated the date hereof, pursuant to which the Warrants are to be issued;

      (uu) "Subsidiaries" means, collectively, Prime Foods Processing Inc., Transcontinental Gourmet Foods Inc., Norbakco Ltd., Tasty Selections Inc., 1005549 Ontario Limited and all other Persons in which the Borrower or the Parent, directly or indirectly, has rights to vote a majority of the shares required to elect directors or managers of such Person;

      (w) "Tangible Net Worth" at any time means the aggregate of the outstanding principal of the Loan at that time plus the shareholders' equity and minority interest (as such term is used in a letter dated April 9,1999 from Deloitte & Touche LLP to the Borrower) less goodwill and other assets normally regarded as intangible under GAAP;

      (ww) "Time of Closing" means 10:00 a.m. (Toronto time) on the Closing
Date;

      (xx) "Warrants" means the warrants to acquire Exchangeable Shares and Class N Shares to be issued to the Lenders pursuant to the Subscription Agreements; and

      (yy) "Y2K Compliant" means that (a) the services, products or other item(s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing and outputting) within, from, into and between centuries (including the twentieth and twenty-first centuries and the years

                                   - Page 6 -


1999 and 2000), including leap year calculations, and (b) neither the performance nor the functionality nor the business' provision of the services, products and other item(s) at issue will be materially affected by any dates/times prior to, on, after or spanning January 1, 2000. The design of the services, products and other item(s) at issue to ensure compliance with the representations and warranties contained in this Agreement includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999 and 2000.

1.2 Schedules: The Schedules listed below and attached hereto form part of this
Agreement:

   Schedule 1.1(oo)  - Permitted Encumbrances
   Schedule 1.1(qq)  - Promissory Note
   Schedule 5.1(h)   - Steele Undertaking
   Schedule 6.1(b)   - Shareholders of the Parent and the Subsidiaries
   Schedule 6.1(f)   - Default
   Schedule 6.1(g)   - Litigation
   Schedule 6.1(i)   - Financial Statements
   Schedule 6.1(k)   - Taxes
   Schedule 6.1(l)   - Capital Lease Obligations and Conditional Sales Contracts
   Schedule 6.1(o)   - Leases
   Schedule 6.1(p)   - Insurance
   Schedule 6.1(q)   - Guarantees and Indemnities
   Schedule 6.1(r)   - Outstanding Securities, Options, etc.
   Schedule 6.1 (w)  - Restrictions on Business
   Schedule 6.1 (bb) - Employment and Benefit Contracts

                              ARTICLE 2.- THE LOAN

2.1 Loan Amount: The Lenders hereby establish in favour of the Borrower a secured loan in the aggregate principal amount of $4,000,000 (the "Loan"), to be disbursed as to $1,500,000 by BMOCC and $2,500,000 by First Ontario and to be available in accordance with and subject to compliance by the Borrower with the terms of this Agreement. Neither Lender shall have any obligation to advance more than the amount to be advanced by it as set out in this Section 2.1.

2.2 Advances: On the Closing Date, the Lenders will advance the Loan to the Borrower subject to compliance by the Borrower and the Parent with the terms of this Agreement. The resulting indebtedness is to be evidenced by the delivery of a Promissory Note.

                  ARTICLE 3.- PAYMENT OF PRINCIPAL AND INTEREST

3.1 Interest Rate: Interest on the Loan, both before and after maturity, default or judgment and overdue interest, both before and after default or judgment, shall accrue at the Loan Interest Rate on a daily basis on the principal amount of the Loan remaining unpaid from time to time and on the basis of the actual number of days elapsed and on a year of 365 days.

3.2 Interest Payments:

      (a) Subject to subsection (b) hereof, interest shall be payable in arrears on the last Business Day of April, July, October and January in each year on the outstanding principal indebtedness of the Loan from time to time, on any accrued interest and on any overdue interest until paid.

                                   - Page 7 -


      (b) Interest during the first twelve (12) months from the Closing Date shall accrue and be payable on April 30, 2000, provided that, if the outstanding principal indebtedness of the Loan is reduced prior to such date upon Conversion of the Promissory Note, all accrued interest shall be paid on the Conversion.

      (c) At the option of the Lenders, upon notice to the Borrower, the whole or any part of the accrued and unpaid interest on the outstanding principal indebtedness of the Loan from time to time may be converted into fully paid and non-assessable Exchangeable Shares at the Conversion Price per share payable upon Conversion of such accrued and unpaid interest and an equivalent number of Class N Shares. As soon as practicable and in any event not later than the fifth
(5th) Business Day following the delivery of notice exercising the right of conversion, the Borrower will mail to the Lender(s) certificates representing the Exchangeable Shares and Class N Shares so acquired.

3.3 Principal Repayments: The outstanding principal indebtedness of the Loan together with any other amounts owing to the Lenders pursuant to this Agreement shall be repaid in full on the earlier of (a) the Maturity Date, and (b) at the option of the Lenders, upon the occurrence of an Event of Default.

3.4 Place of Payment: Payments of principal or interest under the Loan shall be made to the Lenders, or as they may otherwise direct, as set forth in Sections
12.3 and 12.4 hereof.

3.5 Maximum Interest Rate:

      (a) In the event that any provision of this Agreement would oblige any person to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by applicable law, regulation, order, rule or direction (a "Usury Restraint) which prohibits or restricts the charging, receipt or retention of interest or other amounts at the rates and amounts set forth herein (the "Stated Rate") in excess (the "Excess") of the maximum rates or amount (the "Maximum Rate") stipulated in the Usury Restraint, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the Maximum Rate, such adjustment to be effected, to the extent necessary as follows:

            (i) firstly, by reducing the amount or rate of interest required to be paid under Section 3.2 of this Agreement; and

            (ii) thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for the purposes of such Usury Restraint;

      (b) If, notwithstanding the provisions of clause (a) of this Section and after giving effect to all adjustments contemplated thereby, the Lender shall have received an amount in excess of the Maximum Rate, then such Excess shall be applied by the Lender to the reduction of the principal balance of the Loan and not to the payment of interest or if such excessive interest exceeds such principal balance, such Excess shall be refunded to the Borrower; and

      (c) Any amount or rate of interest referred to in this Section shall be determined in accordance with Generally Accepted Accounting Principles at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of "interest" (as defined in Usury Restraint) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the terms of this Agreement.

3.6 Effective Rate: The parties acknowledge and agree that the Loan Interest Rate is intended to be a nominal rate of interest and not an effective rate of interest. The parties agree that all calculations of the Loan Interest Rate for the purposes of the Loan shall be made without giving effect in any manner to the principle of deemed reinvestment of interest.

                                   - Page 8 -


                  ARTICLE 4.- PREPAYMENT AND FORCED CONVERSION

4.1 Prepayment: The Borrower shall have no right to prepay the whole or any part of the Loan.

4.2 Forced Conversion: On or after July 1,1999, subject to Section 4.4 hereof, the Borrower has the right to require the Lenders from time to time to convert the outstanding principal balance of the Loan or any portion thereof exceeding $600,000 into Exchangeable Shares, together with an equivalent number of Class N Shares, at the Conversion Price provided that:

      (a) the Borrower has provided a notice to the Lenders (the "Forced Conversion Notice"), which shall stipulate (i) that it wishes to exercise the right of Forced Conversion set Out in Section 4.1 of this Loan Agreement, (ii) the amount of the Loan subject to the Forced Conversion, and (iii) the Borrower's detailed calculation relating to the trading volumes and share prices as set out in Subsections 4.2(c) and (d) hereof;

      (b) the Common Shares are listed for trading or quoted on The Toronto Stock Exchange, the New York Stock Exchange, the NASDAQ Large Cap market or another recognized North American stock exchange acceptable to the Lenders (the "Principal Exchange");

      (c) the cumulative trading volume on the Principal Exchange during the 20 trading days prior to the delivery of the Forced Conversion Notice is not less than the greater of (i) 300,000 Common Shares, or
            (ii) five percent (5%) of the number of issued Common Shares which are not subject to any escrow agreement or resale restrictions set out in the Ontario Securities Act;

      (d) the weighted average trading price of the Common Shares on the Principal Exchange during the 20 trading days preceding the date of the Forced Conversion Notice is not less than 2.0755 times the Conversion Price at such time; and

      (e) the Common Shares into which the Exchangeable Shares and Class N Shares are convertible are free-trading in the Province of Ontario and are not subject to any statutory hold or resale restrictions under the provisions of the Ontario Securities Act.

4.3 Forced Conversion Block: Unless the Lender has advised the Borrower within 10 Business Days of the receipt of the Forced Conversion Notice that it will not require the Borrower to find a purchaser for that portion of the Promissory Note stipulated in the Forced Conversion Notice, the Borrower shall be obligated to find a purchaser for that portion of the Promissory Note evidencing the Loan that is subject to the Forced Conversion Notice (the "Forced Conversion Block"). Such purchaser shall be required to purchase that portion of the Promissory Note subject to the Forced Conversion Notice for an amount in cash equal to the product obtained when the number of Exchangeable Shares receivable by the Lender upon Conversion is multiplied by 95% of the weighted average trading price set out in Section 4.2(d) hereof (the "Forced Conversion Block Price"). At the closing, the Borrower shall or shall, at its option, cause the Purchaser to deliver to the Lender exercising the Forced Conversion Block a certified cheque representing the Forced Conversion Block Price and the Lender shall deliver an assignment of the Promissory Note to the Parent or the purchaser as the Parent may direct.

4.4 Failure to Find Purchaser: In the event the Parent fails to find a purchaser as required by Section 4.3 and the transaction of purchase and sale resulting from the exercise of the Forced Conversion Block is not completed within 30 days of the delivery of the Forced Conversion Block Notice for cash, the Lender shall not be required to complete the Forced Conversion and the Borrower may not reissue a Forced Conversion Notice in accordance with Section 4.2 for 30 days thereafter.

4.5 Closing of Forced Conversion: Unless the Lender has delivered a Forced Conversion Block Notice within the time period set out in Section 4.2(d) hereof, the closing of the Forced Conversion transaction

                                   - Page 9 -


contemplated by delivery of the Forced Conversion Notice shall be completed on the 20th Business Day following delivery of the Forced Conversion Notice.

                              ARTICLE 5.- SECURITY

5.1 Security for Advance: To secure the due payment of the principal portion of the Loan, and interest thereon, and all other amounts which the Borrower may be required to pay hereunder and to secure the due performance of the obligations of the Borrower hereunder, the following documentation and security granted in favour of the Lenders shall be delivered:

      (a) a Promissory Note to each Lender in the amount of the advance made by such Lender;

      (b) a general security agreement of the Borrower in favour of the Lenders;

      (c) a guarantee and general security agreement from the Parent and each of the Subsidiaries (except Norbakco Ltd.);

      (d) a share pledge agreement executed by the Parent in favour of the Lenders in the form with respect to all of the common shares of the Borrower owned by the Parent together with a power of attorney to transfer securities;

      (e) a mortgage/charge of the premises owned by Prime Food Processing Inc. located at 620 Colby Drive, Waterloo, Ontario;

      (f) a certified copy of fire and all risk insurance policies of the Borrower and the Subsidiaries in an amount satisfactory to the Lenders, each of which provides for the Lenders being loss payees as their interests may appear;

      (g) an assignment of life insurance on the life of Michael A. Steele in the amount of $4,000,000; and

      (h) an undertaking from Michael A. Steele in favour of the Lenders in favour of the Lenders in the form attached hereto as Schedule 5.1(h).

5.2 Form of Security: All Security shall be in a form acceptable to the Lenders, acting reasonably.

5.3 Exception: Notwithstanding anything contained in this Agreement and the Security, the security interests and charges granted hereunder and thereunder shall not, and shall not be deemed to, include fixed charges on the collateral to the extent that such security interests and charges are for the benefit of First Ontario Fund or any other Person governed by the Community Small Business Investment Fund Act (Ontario) (formerly, the Labour Sponsored Venture Capital Corporations Act, 1992 (Ontario)).

5.4 No Prejudice: Nothing contained herein or in any Security, nor any act of the Lenders (or either of them) with respect to any such Security shall in any way prejudice or affect the rights, remedies or powers of the Lenders with respect to any other security at any time held by the Lenders.

5.5 Registration of Security: The Security shall be registered in such jurisdictions as the Lenders may from time to time require, acting reasonably.

5.6 Supplemental Security: All real or personal property acquired by the Borrower, the Parent or any Subsidiary thereof on or after the date of execution of the Security (the "After-Acquired Property") shall be made subject to security interests of the same nature and rank as real or personal property of a similar type or nature already subject to the Security and the Borrower, on request by the Lenders, shall forthwith execute, deliver and register at its own expense, such instruments supplemental to the Security in form and substance satisfactory to

                                  - Page 10 -


the Lenders as may be necessary or desirable to ensure that, subject to the Permitted Encumbrances, the Security constitutes in favour of the Lenders an effective charge over such After-Acquired Property having an identical ranking to the real or personal property of a similar type or nature already subject to the Security. For greater certainty, upon the acquisition of all of the outstanding shares in the capital of Norbakco Ltd. not already owned by the Borrower, the Borrower shall cause Norbakco Ltd. to forthwith execute, deliver and register at its expense, instruments identical to the Security granted by the other Subsidiaries in favour of the Lenders.

5.7 Paramountcy: In the event of any conflict between the provisions of any Security and the provisions of this Loan Agreement, the provisions of this Loan Agreement shall be paramount.

                   ARTICLE 6. - REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties: To induce the Lenders to make the Loan, the Borrower and the Parent hereby jointly and severally represent and warrant to and in favour of the Lenders, and acknowledge that the Lenders are relying thereon, that, as at the Closing Date:

      (a) Organization: Subsidiaries: The Borrower and each of the Subsidiaries is a corporation duly incorporated and validly subsisting under the laws of the Province of Ontario. The Parent is a corporation duly incorporated and validly subsisting under the laws of the State of Nevada. The Borrower, the Parent and the Subsidiaries are duly qualified to carry on the Business and are in good standing in all material respects under the Laws of each jurisdiction in which they carry on business. The Parent has no subsidiaries other than the Borrower. The Borrower has no subsidiaries other than the Subsidiaries.

      (b) Authorized and Issued Capital: The authorized capital of the Parent consists of 25,000,000 Common Shares and 10,000,000 Class N Shares of which 8,223,023 Common Shares and 2,508,837 Class N Shares are issued and outstanding as at the date hereof. Schedule 6.1(b) attached hereto contains a true and complete list of all of the holders of Common Shares, together with the number of Common Shares owned by such Persons. The Parent is the holder of all of the issued common shares of the Borrower. The authorized capital of the Borrower consists of an unlimited number of common shares and an unlimited number of Class A, Class B, Class C, Class D and Class X preference shares. Schedule 6.1(b) lists the number of issued shares of the Borrower, the holders thereof and the number of shares of each class held by such holders. The Borrower is the holder of all of the issued shares of each of the Subsidiaries (except for Norbakco Ltd. in which it holds 59% of the issued shares);

      (c) Corporate Authority: The Borrower, the Parent and each of the Subsidiaries each have the corporate power and authority to carry on the Business in the manner presently carried on, and each of them has the power and authority to own its property, to enter into this Agreement, the Subscription Agreements and the Loan Documents, to provide the Security and do all such acts and things as are required hereunder or thereunder to be done, preserved or performed;

      (d) Security Authorization: The execution and delivery of this Agreement and the Loan Documents and the issuance of the Security have been duly authorized by all necessary action on the part of the Borrower, the Parent and the Subsidiaries (except for Norbakco Ltd.). This Agreement and the Security constitute valid and legally binding obligations of the parties delivering same enforceable against each of them in accordance with their respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and general equitable principles);

      (e) Ranking of Security: By virtue of the Security, the Lenders have, subject only to the Permitted Encumbrances and any exceptions specifically set out in the Security:

            (i) valid fixed and floating specific charges and security interest in all assets, property and undertaking of the Borrower, the Parent and the Subsidiaries (except for Norbakco Ltd.), as the case may be; and

                                  - Page 11 -


            (ii) a valid ranking pledge of all the issued shares of the Borrower owned by the Parent.

      (f) No Default: Except as described in Schedule 6.1(f), none of the Borrower, the Parent or any Subsidiary is in default or in breach, in any material respect, of, or aware of any state of facts which after notice or lapse of time, or both, would constitute a default or breach, in any material respect, of their respective obligations to their bankers or any other material contract or other instrument to which any of them is a party or by which any of them may be bound, including contracts with any customers

      (g) Litigation: Except as described in Schedule 6.1(g), there are no actions or proceedings pending against the Borrower, the Parent or any of the Subsidiaries or, to the best of the knowledge of the Borrower, threatened against or affecting the Borrower, the Parent or any of the Subsidiaries before any court or administrative agency which could result in a material adverse change in the Business or condition of the Borrower;

      (h) No Conflict: None of the execution and delivery of the Loan Documents, the consummation of the transactions therein contemplated, compliance with the terms and provisions of the Loan Documents or the issuance of the Warrants will conflict with or result in a breach of any of the terms, conditions and provisions of the articles and other constating documents of the Borrower or the Parent, or of any law or any regulation or order to which either of the Borrower or the Parent is subject, or of any agreement to which either of the Borrower or the Parent is a party or will be a party on the Closing Date or by which either of the Borrower or the Parent may be bound;

      (i) Financial Statements: The Financial Statements present fairly the financial position of the Parent, on a consolidated basis, as at December 31, 1998 and the results of the operations and changes in financial position of the Parent, on a consolidated basis, in accordance with Generally Accepted Accounting Principles. Since December 31, 1998, there has been no material adverse change in the business operations, affairs or conditions of the Borrower or the Parent, financial or otherwise, or arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour trouble, flood, drought, riot, storm, condemnation, act of God or otherwise.

      (j) Conduct of Business: The Borrower and the Subsidiaries are conducting the Business in compliance in all material respects with all Laws. The Borrower and the Subsidiaries are not in breach of any Laws in any material respect to the extent that their ability to carry on the Business is impaired or which affects in any way the value of their properties and assets and are duly licensed, registered or qualified in the Province of Ontario and in all jurisdictions in which they own or lease property or carry on business, to enable the Business to be carried on as now conducted and all property and assets to be owned, leased and operated, and all such licenses, registrations and qualifications are valid and subsisting and in good standing, except in respect of matters which do not and will not result in any material adverse change to the Business, prospects or condition (financial or otherwise) of the Borrower and except for the failure to be so qualified or the absence of any such license, registration or qualification which does not and will not have a material adverse effect on the Business, assets or properties, results of operations, prospects or condition (financial or otherwise) of the Parent, on a consolidated basis;

      (k) Taxes: Except as described in Schedule 6.1(k) hereto, none of the Borrower, the Parent or any of the Subsidiaries is in default in the filing of any tax returns required to be filed by them and they have paid all taxes which are due and payable and have paid all assessments and reassessments and all other taxes, governmental charges, penalties, interests and fines due and payable by them on or before the date hereof, except those which have been disclosed in the Financial Statements or to the Lenders and which are currently being contested in good faith. To the best of the knowledge of the Borrower, there are no actions, suits, proceedings, investigations or claims now threatened or pending against the Borrower, the Parent or the Subsidiaries in respect of taxes, governmental charges or assessments or any matters under discussion with any Governmental Authority relating to taxes, governmental charges or assessments asserted by any such Governmental Authority. Each of the Borrower and the Subsidiaries has withheld from each payment made to any of its past or present officers, directors and employees, amounts in respect of all taxes (including, but not limited to, income tax), and other

                                  - Page 12 -


deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under any Laws; and, except for taxes contested in good faith, has set up, or caused to be set up, an adequate reserve for the payment of all taxes required to be paid in respect of the period covered by such returns and has paid all instalments of income taxes when due;

      (l) Outstanding Obligations: Except as described in Schedule 6.1(l) hereto and except for leases of real property, equipment leases and automobile leases, there are no bonds, purchase money mortgages, debentures, security agreements, promissory notes, Capital Lease Obligations, conditional sales contracts or other evidences of secured indebtedness outstanding affecting the Business or the property or assets of the Borrower or the Subsidiaries;

      (m) Title to Assets: The Borrower, the Parent and the Subsidiaries own, possess and have good and marketable title to their respective undertaking, property and assets, free and clear of any and all Liens, claims or demands of any nature howsoever arising, except for the Permitted Encumbrances;

      (n) Leased Property: Except for the leases described on Schedule 6.1(o) hereto, none of the Borrower, the Parent or the Subsidiaries is a party to or is bound by any lease or agreement in the nature of a lease or providing for an Operating Lease Obligation, whether as lessor or lessee in which annual rental exceeds $25,000.00. Each lease described on Schedule 6.1(o) is in good standing and in full force and effect without amendment thereto. None of the Borrower, the Parent or the Subsidiaries is in breach of any of the material covenants, conditions or agreements contained in each such leases. Except as noted on
Schedule 6.1(o), the entering into of this Loan Agreement, the granting of the Security and the performance of the obligations hereunder and thereunder will not result in the violation of any of the terms of such leases and agreements;

      (o) Real Property: Except as set out on Schedule 6.1(o), none of the Borrower, the Parent or the Subsidiaries has entered into or is bound by any agreement to acquire real property. The uses to which the real property subject to the lease(s) and the real property owned by the Borrower, the Parent and the Subsidiaries, each as described on Schedule 6.1(o), have been put are not in breach, in any material respect, of any statutes, by-laws, zoning by-laws, ordinances, regulations, covenants, restrictions or official plans, other than minor variances or breaches of which the Borrower is not aware and which do not materially affect the conduct of the Business. The Borrower, the Parent and the Subsidiaries are not currently under notice from any Governmental Authority or any landlord in respect of any such breaches or breaches of the leases. To the best knowledge of the Borrower and the Parent, there are no outstanding work orders relating to the properties owned by the Borrower, the Parent and the Subsidiaries or the properties subject to the leases or agreements described on
Schedule 6.1(o) hereto from or required by any police or fire department, sanitation, health, environmental or factory authorities or from any other federal, provincial or municipal authority or any matters under discussion with any such departmental authorities relating to work orders and none of the Borrower, the Parent or the Subsidiaries have received notice of any such work orders;

      (p) Insurance: The property and undertaking of the Subsidiaries is insured against loss or damage and attached hereto as Schedule 6.1(p) is a true and complete schedule setting out particulars of all such insurance policies. None of the Borrower nor any of the Subsidiaries is in default, in any material respect, with respect to any of the provisions contained in any such insurance policy nor have any of them failed to give any notice or present any claim under any insurance policy in due and timely fashion;

      (q) Guarantees: Except as listed on Schedule 6.1(q) and the obligations of the Parent with respect to the Exchangeable Shares, none of the Borrower, the Parent or the Subsidiaries is a party to or bound by any agreement of guarantee, indemnification, assumption, endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person;

      (r) Outstanding Securities: Except as listed on Schedule 6.1(r), no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual), capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase of any properties

                                  - Page 13 -


or assets of the Borrower, the Parent or the Subsidiaries (except sales of inventory in the ordinary course of business) or for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of the Borrower, the Parent or the Subsidiaries;

      (s) Loan Proceeds: The proceeds of Loan shall be used for capital expenditures, working capital and general corporate purposes. For greater certainty, no funds provided by First Ontario Fund will be utilized for acquisitions and the Borrower will provide detailed transaction registers to First Ontario Fund in such form as is reasonably required to permit First Ontario Fund to satisfy its regulatory requirements.

      (t) Affiliates: The Parent is not an Affiliate or Associate of any other Person other than Michael A. Steele, the Subsidiaries and the Borrower;

      (u) Material Facts: All information furnished in writing by the Parent or the Borrower to the Lenders for the purposes of or in connection with this Agreement or any transaction contemplated hereby did not as at the date it was so furnished (and, except as superceded by other information furnished by them to the Lenders, does not), and all such information hereafter furnished in writing by them to the Lenders will not as at the date it is furnished, contain any inaccurate statement of a material fact;

      (v) Assets in Good Condition: All of the assets and properties of the Borrower and the Subsidiaries that are necessary for the operation of the Business are in good working condition, consistent with prudent business practice and industry standards, ordinary wear and tear excepted, and are able to serve the function for which they are currently being used and are subject to the Security. There are no tangible assets, including real or personal property, necessary for or to the on-going operation of the Business which are not owned by the Borrower (or leased as set out on Schedule 6.1(o)) and charged pursuant to the Security;

      (w) No Restrictions on Business: Except for the contracts described on
Schedule 6.1 (w), none of the Borrower, the Parent or the Subsidiaries is a party to and no property of any of them is subject to or bound by any exclusive purchase contract, futures contract, covenant not to compete, take or pay or other agreement which restricts its ability to conduct its business and which is having or may reasonably be expected to have a material adverse effect on the Business;

      (x) Business: Each of the Borrower and the Subsidiaries:

            (i) is a taxable Canadian corporation within the meaning of the Income Tax Act (Canada), and

            (ii)  carries on no business other than the Business;

      (y) Asset Mix: Not less than 90% of the fair market value of the property of the Borrower and the Subsidiaries is attributable to property used in the Business;

      (z) Employees: Immediately prior to the Closing Date, the Borrower, the Subsidiaries and all corporations related to them together have fewer than 500 full time employees and the ordinary place of employment for 50% or more of such full time employees is located in the Province of Ontario and the wages and salaries payable to the employees whose ordinary place of employment is located in the Province of Ontario constitutes 50% or more of the total payroll expense of the Borrower.

      (aa) Asset Value: Immediately prior to the Closing Date, the carrying value of the assets of the Borrower and all corporations related to it (determined in accordance with General Accepted Accounting Principles) does not exceed $50,000,000;

      (bb) Compliance with Employee Obligations: Each of the Borrower, the Parent and the Subsidiaries is in compliance, in all material respects, with all obligations relating to any pension plan, employee benefit or

                                  - Page 14 -


collective or other agreement relating to present or former employees. There are presently no strikes, slowdowns or work stoppages nor has any notice been received with respect to any potential strikes, slowdowns or work stoppages. There are no pension plans, employee benefit plans, collective agreements or written contracts of employment or severance entered into by any of them or with respect to which any of them are bound other than those summarized on Schedule 6.1(bb) hereof;

      (cc) Employment Agreements: The employment agreement containing confidential disclosure and non-competition covenants, between the Borrower and each of Michael A. Steele, Ian Hamilton, Jim Guinard, Victor Fradkin, Theodore Greatros, Larry Hoffman, Biago Fusco and Allan Greenspoon are in good standing and are in full force and effect as at the date hereof;

      (dd) Y2K Compliance: The computer systems and other equipment containing embedded microchips. which employ, store, exchange or process date/time information, in either case owned or operated by the Borrower or the Subsidiaries or used in the conduct of the Business, and the Borrowers and the Subsidiaries' products and services are Y2K Compliant; and

      (ee) No Hazardous Substances: No claims, demands, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Environmental Laws, including any law relating to Hazardous Substances, have been asserted or, to the best of the knowledge of the Borrower, threatened against the Borrower or the Subsidiaries or in relation to any of their property, currently or formerly owned, leased or operated. The Borrower and the Subsidiaries currently operate the Business in compliance in all material respects with all such Environmental Laws; and no Hazardous Substances (including asbestos and urea formaldehyde foam) are or have been stored by the Borrower or any of the Subsidiaries or were otherwise located by it in violation of any Environmental Law and, to the best of the knowledge of the Borrower, no underground storage tanks were located by it on any real property owned or leased by them and no part of any real property or groundwater in, on or under such property is presently contaminated by any Hazardous Substances or materials caused by it. To the best of the knowledge of the Borrower, no Hazardous Substances were stored or located in violation of any Environmental Law and no underground storage tanks were located on any real property currently leased or used by the Borrower or any of the Subsidiaries and no part of any real property or groundwater in, on or under such property, or to the best of the Borrowers knowledge, any property adjacent to its property, is presently contaminated by any Hazardous Substances. The Borrower and the Subsidiaries have and maintain all material permits, licences, authorizations and other documentation required by all applicable Environmental Laws required to carry on the Business.

6.2 Update of Representations and Warranties: Each of the representations and warranties contained in Section 6.1 shall survive the closing of this Agreement until repayment in full or Conversion of the Loan in its entirety.

                        ARTICLE 7.- CONDITIONS OF CLOSING

7.1 Closing Conditions: The advance of the Loan shall take place on the Closing Date at the offices of Messrs. Fogler, Rubinoff, upon delivery of the documents set out below and the fulfilment of the following conditions:

      (a) Security: The Loan Documents and the Security referred to in Section
5.1 hereof shall have been duly authorized, executed and delivered to the Lenders and registered wheresoever reasonably required to protect and preserve the charges contained therein and registration particulars shall have been provided to counsel for the Lenders;

      (b) Corporate Proceedings: Certified copies of all proceedings by the directors and, if applicable, by the shareholders of the Borrower, the Parent and the Subsidiaries (except for Norbakco Ltd.) where required, necessary to authorize the execution and delivery of this Agreement, the Security and the Subscription Agreement and performance of their respective provisions shall have been executed and delivered to the Lenders;

                                  - Page 15 -


      (c) Constating Documents: Certified copies of all articles and by-laws of the Borrower, the Parent and the Subsidiaries shall have been executed and delivered to the Lenders;

      (d) Employment Contracts: Copies of all Employment Agreements referred to in Section 6.1 (cc) shall have been delivered to the Lenders.

      (e) Opinions of Counsel: A corporate opinion from Messrs. McCarter Grespan Robson Beynon and an opinion from U.S. counsel for the Parent, each in a form acceptable to the Lenders, shall have been executed and delivered to the Lenders;

      (f) Subscription Agreements: The Subscription Agreements shall have been executed and delivered by the Borrower and the Warrants shall have been issued to the Lenders;

      (g) No Change to Representations and Warranties: The representations and warranties of the parties set forth in Section 6.1 hereof shall be true and correct as of the Closing Date and on such date no Event of Default and no condition, event or act which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing or shall exist and the Borrower shall have provided a bring-down certificate to such effect in a form satisfactory to the Lenders;

      (h) Compliance with Agreement: The Borrower and the Parent shall be in compliance with all of the terms, covenants and conditions of this Agreement which are binding upon them;

      (i) Litigation: Except as set out in Schedule 6.1(g), there shall be no action or proceeding or investigation pending or threatened against the Borrower, the Parent or the Subsidiaries which would, if successful, result in the payment of more than $50,000.00 or have a material adverse effect upon the ability of any of the parties to perform their respective obligations under this Agreement;

      (j) No Substantial Damage: There shall have been no substantial damage by fire or other hazard to the property or assets of the Borrower or the Subsidiaries prior to the Closing Date;

      (k) No Material Adverse Change: There shall have been no material adverse change in the affairs, assets, liabilities, financial condition or prospects of the Business or of the Borrower, the Parent or the Subsidiaries, in the sole determination of the Lenders, acting reasonably (but which, in any event, will have a financial impact of $100,000.00 or greater);

      (l) Governmental Approvals: Any and all government and/or regulatory approvals shall have been obtained, if necessary, to the execution of this Agreement and the Security and satisfactory evidence of same delivered to the Lenders for review and approval;

      (m) Insurance: The Lenders shall have received:

            (i) a certified copy of the insurance policies required to be maintained pursuant to this Agreement on all assets of the Borrower and the Subsidiaries with the Lenders named thereon as a loss payee as their interests may appear; and

            (ii) a certified copy of the life insurance policy owned by the Borrower on the life of Michael A.Steele, which shall have been assigned to the Lenders in accordance with the provisions hereof;

      (n) Equity: The Borrower or the Parent shall have raised equity of not less than $4,000,000 on terms satisfactory to the Lenders, acting reasonably;

                                  - Page 16 -


      (o) Acquisitions: The Borrower has completed or will concurrently with the closing of this transaction complete the acquisition of 1005549 Ontario Limited on terms substantially the same as the letter of intent provided to the Lenders; and

      (p) The Financial Statements shall have been delivered and are satisfactory to the Lenders.

7.2 Material Inaccuracy: If at any time prior to the Closing Date or the date of any subsequent advance, the Lenders or their professional advisors shall have been apprised of or shall have determined on their own behalf that there was a material inaccuracy as at the date given in written information given by the Borrower, or other persons acting for or on behalf of the Borrower, to the Lenders or others on their behalf concerning the Borrower or the Business, the Lenders, acting reasonably, may terminate this Agreement by written notice to the Borrower, and all monies advanced hereunder, if any, prior to that time shall be repayable forthwith and the Borrower shall be required to pay all reasonable legal fees incurred by the Lenders until the date of termination

7.3 Waiver of Conditions: The conditions contained in Sections 7.1 hereof may be waived, either in whole or in part, by the Lenders.

                             ARTICLE 8. - COVENANTS

8.1 Positive Covenants: The Borrower and the Parent hereby jointly and severally covenant and agree that until repayment or Conversion of the Loan in its entirety, the Borrower and the Parent shall, and shall where applicable cause the Subsidiaries to, unless the Lenders' Approval is first obtained:

      (a) Payment: punctually make or cause to be made all payments pursuant to
Article 3 hereof and all other sums required to be paid by them hereunder, on the dates, at the places and in the manner mentioned herein

      (b) Business Licences: do or cause to be done all things necessary to keep in full force and effect all contracts, rights, franchises, leases, licenses and qualifications reasonably required for the Borrower and each of the Subsidiaries to carry on the Business in each jurisdiction in which they carry on business or own property and maintain their status as a taxable Canadian corporations;

      (c) Comply with Security: Comply at all times with all of the terms, provisions and obligations of the Loan Documents;

      (d) Comply with Operating Agreements: Comply, in all material respects, with all of the terms, provisions and obligations contained in all the Borrower's and the Subsidiaries' lending arrangements and the Capital Lease Obligations;

      (e) Maintain Authority Continue to have good right and lawful authority to mortgage and charge their respective undertaking, properties, rights and assets as provided in and by this Agreement and the Security,

      (f) Business Operations: Carry on no business other than the Business and conduct the Business (including the use of commercially reasonable efforts for the collection of accounts receivable on a timely basis) in a proper and efficient manner and keep or cause to be kept proper books of record and account and make or cause to be made therein entries properly recording all dealings and transactions in relation to their business all in accordance with Generally Accepted Accounting Principles, and at all reasonable times furnish or cause to be furnished to the Lenders or their duly authorized agents or attorneys such information relating to the Business as the Lenders may reasonably require;

      (g) Taxes: Pay or cause to be paid all rents, taxes, tax instalments, rates, levies or assessments, ordinary or extraordinary, government fees, dues or other obligations to pay money validly levied, assessed or imposed upon the Borrower, the Parent and the Subsidiaries or upon their respective undertaking, property and

                                  - Page 17 -


assets or any part thereof as and when the same become due and payable, save and except when and so long as the validity of any such rents, taxes, rates, levies, assessments, fees, dues or obligations to pay is in good faith contested by the Borrower, provided that in such case the Borrower shall satisfy the Lenders, and, if reasonably required, furnish security satisfactory to the Lenders, that any such contestation will involve no forfeiture of any material part of the property or assets of the Borrower, the Parent or the Subsidiaries, and exhibit to the Lenders, when required, the receipts and vouchers establishing such payment and duly observe and conform to all requirements of any Governmental Authority relative to any of their undertaking, property and assets and all covenants, terms and conditions upon or under which any of their undertaking, property and assets are held;

      (h) Maintain Security: Fully and effectually maintain and keep maintained the Security as valid and effective security at all times and, if requested to do so by the Lenders, promptly execute or cause to be executed any and all documents which the Lenders, in their sole discretion, acting reasonably, deem necessary and advisable for the purposes of establishing, perfecting or maintaining the security granted by the Loan Documents;

      (i) Further Assurances: At any and all times, at its cost, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and every such further acts, deeds, conveyances, mortgages, transfers and assurances in law as the Lenders shall reasonably require, for the purpose of giving the Lenders a valid mortgage, hypothec, charge or security as contemplated by the Security upon all property of the Borrower, the Parent and the Subsidiaries and for the better assuring, conveying, mortgaging, hypothecating, assigning, confirming, pledging, charging, ceding and transferring unto the Lenders the property charged by the Security, or intended so to be or which the Borrower, the Parent or the Subsidiaries may hereafter become bound to mortgage, pledge or charge, or cede and transfer, in favour of the Lenders. In accordance with the Powers of Attorney Act (Ontario), each of the Borrower and the Parent hereby irrevocably appoints each of the Lenders its attorney in fact to do all such acts and things to give effect to the provisions of this paragraph with full power of substitution in the premises, and each of the Borrower and the Parent agree to ratify and confirm all acts of the said attorneys lawfully done in the premises;

      (j) To Register: Unless waived by Lenders' counsel from time to time, register or cause to be registered the security constituted by the Security without delay at every office where the registration or record thereof may, in the opinion of counsel to the Lenders, from time to time, be of material advantage in preserving and protecting the security intended to be created by the Security and it will deliver or exhibit to the Lenders, on demand, certificates or registered duplicate instruments establishing such registration, and renew the same from time to time as may be required by law;

      (k) Lenders Entitled to Perform Covenants: If the Borrower, the Parent or any of the Subsidiaries shall fail to perform any covenant on their part herein contained, the Lenders may, in their discretion, perform any of the said covenants capable of being performed by them and, if any such covenant requires the payment or expenditure of money, they may make such payments or expenditures with their own funds, or with money borrowed by or advanced to them for such purpose, but shall be under no obligation so to do; and all reasonable sums so expended or advanced shall be at once payable by the Borrower on demand and shall bear interest at the Loan Interest Rate until paid and shall be payable out of any funds coming into the possession of the Lenders and shall form part of the obligations hereunder but no such performance or payment shall be deemed to relieve the Borrower from any default hereunder

      (l) To Cooperate in the Event of Default: After the security created by the Security shall have become enforceable and the Lenders shall have determined to enforce the same, the Borrower will, from time to time, execute and do all such assurances and things as the Lenders may reasonably require for facilitating the realization of the property and assets of the Borrower, the Parent and the Subsidiaries and for exercising all the powers, authorities and discretions hereby or by the Security conferred upon the Lenders and for confirming to any purchaser of any of such property and assets whether sold by the Lenders pursuant to the Security or by judicial proceedings, the title to the property so sold, and the Borrower, the Parent and the Subsidiaries will give all notices and directions as the Lenders may consider expedient;

                                  - Page 18 -


      (m) Obtain Discharge: Obtain and register discharges of all security granted to third parties other than the Lenders and to lessors under Capital Lease Obligations and the Permitted Encumbrances as soon as possible after the obligations secured by such security are discharged and, in any event, no later than three (3) months following the payment in full of all amounts owing pursuant to such Capital Lease Obligations and the Permitted Encumbrances;

      (n) Financial Statements: Furnish to the Lenders:

            (i) Monthly Statements - as soon as possible and, in any event, within twenty-five (25) days after the end of each month, a monthly financial report consisting of: (A) monthly financial statements of the Parent, consisting of a consolidated balance sheet, a statement of retained earnings, a consolidating statement of income (including sales and margin by business unit, and reasonable detail on SG&A expenses) and a statement of changes in financial position on a consolidated basis in each case with comparison to the most recent Approved Forecast and to the same period for the prior year; (B) a capital expenditure summary indicating period expenditures and year-to-date totals; (C) management's analysis and discussion of results and comments on variances from budget; (D) a sales report highlighting customers and prospects, units sold in the previous quarter, anticipated sales in the upcoming quarter, potential annualized sales and other pertinent information; and (E) a certificate detailing the calculation of all senior lender financial covenants and all financial covenants under this Agreement and a certificate of compliance with respect to all banking and Capital Lease Obligations signed by the President and Chief Financial Officer;

            (ii) Audited statements - as soon as practicable and, in any event, within one hundred and twenty (120) days after the end of each fiscal year of the Parent, (i) the audited consolidated financial statements of the Parent, consisting of a balance sheet, a statement of retained earnings, a statement of income and a statement of changes in financial position as at the end of and for the period commencing with the end of the previous fiscal year and ending with the end of the current fiscal year, setting forth, in each case, in comparative form, the figures for the previous fiscal year; and (ii) the auditors' management letter;

            (iii) Business plan and budget - as soon as practicable and, in any event, not later than thirty (30) days prior to the end of each fiscal year, a business plan and a capital and operating budget for each of the twelve (12) months in the forthcoming fiscal year with respect to the: (A) balance sheet; (B) statement of earnings, which shall include details of all management salaries and bonuses together with such other information as may be reasonably requested by the Lenders; (C) statement of changes in financial position; and (D) planned Capital Expenditures, all of which shall be submitted to the Parent's board of directors for approval;

            (iv) Trading information - not later than thirty (30) days prior to the end of each fiscal quarter, a statement of daily trading volumes of the Common Shares of any public market on which they are then traded, the weighted average trading price for each month in the quarter and a calculation of the number of issued Common Shares not subject to any escrow or resale restrictions (exclusive of rights of first refusal in favour of the Borrower), all as certified by a senior officer of the Borrower and, if requested from time to time by either of the Lenders, details supporting the calculations contained in such report; and

            (v) Other information - such other information respecting the affairs and property of the Borrower, the Subsidiaries and the Business as may reasonably be requested by either of the Lenders;

                                  - Page 19 -


      (o) Leases: Pay all rents and do, observe and perform in all material respects all other obligations and all matters and things that are necessary or expedient to be done, observed or performed under or by virtue of any lease or licence forming part of the assets, property, undertaking of the Borrower, including all leases described in Schedule 6.1(o) hereof;

      (p) Corporate Existence: At all times maintain their corporate existence and diligently preserve all of the rights, powers, privileges and goodwill owned by them;

      (q) Inspections: Permit the authorized agents of the Lenders to inspect from time to time their contracts, facilities, property, plant, books and records at all times upon reasonable notice whether or not such times are during normal business hours so as not to unduly interfere with the Business;

      (r) Insurance: Insure and keep insured with insurers acceptable to the Lenders, acting reasonably, all buildings, plant, structures, machinery, equipment, apparatus, materials and supplies of the Borrower and the Subsidiaries as are customarily insured by companies operating or owning similar properties against loss or damage by such perils as are customarily insured against by companies carrying on a similar business or operating or owning similar properties and maintain fire and extended coverage, third party liability, and business interruption insurance in amounts satisfactory to the Lenders; in respect to all such policies the Lenders shall be named as loss payees as their respective interests may appear; on a timely basis pay all premiums and all other sums of money payable for maintaining such insurance and give to the Lenders evidence of such insurance, deliver an acknowledgement from the insurer that such policies may not be terminated or cancelled without at least thirty (30) days' prior notice to each of the Lenders; provided that, if premiums on the insurance required to be maintained pursuant to this Agreement are not paid, then such premiums may be paid by the Lenders and treated in all respects as part of the principal monies secured by the Loan and shall bear interest at the Loan Interest Rate; to complete all proof of loss forms in connection with any loss in such manner and at such time or times as the Lenders requires; and, upon request of the Lenders, the Borrower will have its insurance arrangements reviewed by an insurance professional satisfactory to the Lenders, acting reasonably, and will modify coverages to the extent subsequently requested by the Lenders, acting reasonably;

      (s) Life Insurance: Maintain in good standing life insurance on the life of Michael A. Steele with an insurer acceptable to the Lenders, acting reasonably, in an amount of not less than $4,000,000, with the Lenders being named as loss payees thereon;

      (t) Repair: Maintain and keep all property and assets owned or held under lease by the Borrower in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed repairs, renewals and replacements, and warrants to defend the same against all claims to preserve the Security, continue to own, and continue to be lawfully in possession of or have a right of possession to all of its property and assets from time to time and continue to have good, right and lawful authority to mortgage, pledge and charge its property and assets as provided for herein;

      (u) Government Approvals: Comply with all applicable Laws which are material to the Business and obtain and maintain in good standing all leases, licenses, permits and approvals from any and all Governmental Authorities required from time to time with respect to carrying on the Business;

      (v) Default: Notify the Lenders immediately by telephone, and within five
(5) Business Days thereof in writing, upon obtaining knowledge of:

            (i)   any Event of Default hereunder; or

            (ii) any event which but for notice or lapse of time or both would be an Event of Default hereunder;

                                  - Page 20 -


      (w) Litigation: Give to the Lenders notice, including reasonable particulars, of any action, suit or proceedings, to the knowledge of the Borrower, pending or threatened against or affecting the Borrower or any of the Subsidiaries before any court or before any governmental department, commission or agency, or any arbitrator, in Canada or elsewhere, which:

            (i) could involve a claim for money damages exceeding $25,000.00 (excluding any portion of such claim the payment of which would be covered by any insurance policy then in effect); or

            (ii) could result in any material adverse changes in the Business, or the operation, prospects or assets or in the condition, financial or otherwise, of the Borrower, on a consolidated basis;

      (x) Use of Proceeds: Use the proceeds of each advance of the Loan exclusively for the purposes set out in Section 6.1(s);

      (y) Environmental Claims: Notify the Lenders as soon as practicable and in any event within five (5) days of receipt of any notice in connection therewith, if the Borrower or any of the Subsidiaries

            (i) receives notice of any violation or potential violation of any Environmental Laws which may have occurred or been committed or is about to occur or be committed;

            (ii) receives notice that any administrative or judicial complaint or order has been issued or filed or is about to be issued or filed against the Borrower or any of the Subsidiaries, alleging violations of any Environmental Laws or requiring the taking of any action in connection with any Hazardous Substance;

            (iii) learns of the enactment of any Environmental Laws or the issuance of any environmental orders which may have a material adverse effect on the Business; or

            (iv) knows of or have a reasonable suspicion that any Hazardous Substance has been brought onto any part of the premises occupied by the Borrower or any of the subsidiaries for that there is any actual, threatened or potential release of any Hazardous Substance on, from, in or under any part of such premises;

      (z) Observer Status: Permit a representative of each of the Lenders to attend all board of directors meetings of the Parent and the Borrower, appoint one representative of the Lenders to the board of the Borrower and solicit proxies for the election of one nominee of the Lenders as a member of the board of directors of the Parent each year; appoint one such nominee to the board of the Parent at the next directors meeting of the Parent.

      (aa) Independent Director: Appoint and maintain an independent director satisfactory to the Lenders to the board of directors of the Parent within six months and propose such director for the board of the Parent at the earliest possible time.

      (bb) Board Meetings: Hold meetings of the board of directors of the Parent, on not less than five (5) Business Days' notice, at least once in every calendar quarter. Notice of a directors meetings should specifically contain a statement as to the business proposed to be transacted at such meeting. The directors shall be sent copies of all minutes of all meetings of directors and of all resolutions passed by the directors on or before the earlier of (i) thirty (30) days following the holding of such meeting or passage of such resolution, and (ii) the next meeting of directors;

                                  - Page 21 -


      (cc) Financing Arrangements: Notify the Lenders as soon as practicable of any financing arrangements contemplated for the Borrower or any of the Subsidiaries and of any material amendments to those currently in place and provide the Lenders with copies of all documents in connection therewith;

      (dd) Notification: Notify First Ontario if either of the following are no longer true:

            (i) the Borrower and all corporations related to it have fewer than 501 full time employees and the ordinary place of employment for 50% or more of such full time employees is located in the Province of Ontario and the wages and salaries payable to the employees whose ordinary place of employment is located in the Province of Ontario constitutes 50% or more of the total payroll expense of the Borrower; and

            (ii) the carrying value of the assets of the Borrower and all corporations related to it (determined in accordance with generally accepted accounting principles) does not exceed $50,000,000;

      (ee) Asset Mix: Ensure that not less than 90% of the fair market value of the property of the Borrower is attributable to property used by the Borrower in the Business;

      (ff) Listing: The Common Shares shall continue to be listed on the NASDAQ Bulletin Board or a and shall comply with all legal and regulatory requirements to maintain such listing;

      (gg) Tangible Net Worth: Measured at the end of each fiscal quarter commencing the quarter ending December 31, 1999, on a consolidated basis, the Parent shall have a Tangible Net Worth of:

            (i) $8,400,000 for each fiscal quarter to and including the fiscal quarter ending December 31, 2000; and

            (ii)  $10,900,000 at the end of each fiscal quarter thereafter;

      (hh) Funded Debt/EBITDA: Measured at the end of each fiscal quarter commencing December 31, 1999, on a consolidated basis, the Parent shall maintain a ratio of Funded Debt to EBITDA of not more than:

            (i) 3.3: 1 for each fiscal quarter to and including the fiscal quarter ending December 31, 2000; and

            (ii)  2.0: 1 for each fiscal quarter thereafter; and

      (ii) Senior Debt/Tangible Net Worth: Measured at the end of each fiscal quarter commencing December 31, 1999, on a consolidated basis, the Parent shall maintain a ratio of Senior Debt to the sum of Tangible Net Worth plus the principal amount of the Loan remaining outstanding at the time of no more than 1: 1 for each fiscal quarter.

8.2 Negative Covenants: The Borrower and the Parent hereby jointly and severally covenant and agree that so long as any portion of the Loan shall be outstanding and neither of the Borrower, the Parent or any of the Subsidiaries shall not, unless Lenders' Approval is first obtained:

      (a) Reorganization: Enter into any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of the undertaking, property and assets of the Borrower, the Parent or any of the Subsidiaries would become the property:

            (i) in the case of an amalgamation, of a continuing corporation resulting therefrom; or

                                  - Page 22 -


            (ii)  in any other case, of any Person other than the Borrower;

      (b) Dissolution: Take or institute any proceedings for the winding-up, reorganization or dissolution of the Borrower or the Parent;

      (c) Articles of Amendment: Effect any change to the articles or by-laws of the Borrower or the Parent, except in connection with any acquisition or other transaction permitted or approved in accordance with the terms hereof, and approved by the Board of Directors of the Borrower and/or the Parent and in accordance with all applicable laws;

      (d) Fiscal Year: Change its fiscal year end;

      (e) Change of Name: Change its name, with respect to which the Lenders shall not unreasonably withhold their consent;

      (f) Business Plan: Amend or deviate in any material manner from, as applicable, the current or then current business plan and Capital Expenditure budget approved by the Lenders;

      (g) Management Salaries: Pay monthly aggregate management compensation, including all salaries, bonuses, commission and other compensation of any kind whatsoever (excluding dividends and normal benefits), to Michael A. Steele or any Persons related to him in any fiscal year except as set out in his employment agreement with the Parent dated as of August 1, 1998, a copy of which has been provided to the Lenders.

      (h) Employee Plans: Authorize any stock option plan, profit sharing plan or similar plan or the payment of any management, consulting fees or salaries or the entering into of any management, employment or consulting agreement, other than those currently in place or permitted hereunder;

      (i) Distributions: Make distributions or loans to shareholders, officers or directors of the Parent or payments to purchase, redeem, retract, acquire or retire shares including any shares of the Borrower or the Subsidiaries or expenditures for the benefit of any shareholder of the Borrower, the Parent or any of the Subsidiaries or any of their Affiliates or Associates or by way of management bonuses not otherwise permitted under this Agreement, or by repayment of shareholders' loans not otherwise permitted under this Agreement or the Security or otherwise), except as herein provided or permitted, or make any change in its authorized capital stock;

      (j) Liens: Except as permitted herein, create, issue, incur or suffer to exist any Lien on all or any part of the property, assets or undertaking of the Borrower, ranking pari passu with or senior to the Security other than Permitted Encumbrances, nor dispose of all or any material part of the assets subject to the Security, out of the ordinary course of business;

      (k) Loans: Except as specifically permitted herein, lend money to or invest money in any Person, whether by loan, acquisition of shares, acquisition of debt obligations, incorporation or in any other manner whatsoever or guarantee, endorse or otherwise become surety for or upon the obligations of others except by endorsement of negotiable instruments for deposit or collection in the ordinary course of the Business;

      (l) Disposal of Assets: Except as permitted herein, attempt to sell or sell or otherwise dispose of out of the ordinary course of business all or substantially all or any material portion of the property necessary to conduct the Business, assets or undertaking of the Borrower by conveyance, transfer or lease or sale in bulk;

      (m) Capital Expenditures: Incur or make commitments to incur Capital Expenditures in any fiscal year in excess of $5,000,000 on or before December 31, 1999 and $500,000 in each year thereafter, either individually or in the aggregate;

                                  - Page 23 -


      (n) Expansion: Carry on any business other than the Business, reasonable expansions thereof within North America, and directly related businesses or change in any material manner, the nature of the Business, in each case;

      (o) Non-Arm's Length Transactions: Make any loan to, or enter into any contracts or other arrangements (written or oral) material to its business or operations with, any of the officers, directors or shareholders of the Borrower, the Parent or any of the Subsidiaries, any member of their immediate families, any firm or corporation in which such Persons have an ownership interest, or any Affiliate of any the foregoing; provided, however, that the Borrower shall not be in violation of this section by virtue of payments permitted pursuant to
Section 8.1(k) hereof;

      (p) Subsidiaries Except with Lenders' Approval, not to be unreasonably withheld, create any new subsidiaries other than the Subsidiaries; or

      (q) Use of Proceeds: The proceeds of the loan advance from First Ontario Fund contemplated by this Agreement shall not be used to fund any of the following purposes:

            (i)   relending;
            (ii) investment in land except land that is incidental and ancillary to the Business;
            (iii) reinvestment outside of Canada;
            (iv)  the purchasing or acquiring of the securities of any Person;
            (v)   the payment of dividends;
            (vi)  a return of capital to the shareholders of the Parent; or
            (vii) to carry on a business through a permanent establishment or branch operation outside of Canada.

             ARTICLE 9. - SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1 Survival: All representations, warranties, covenants and agreements made herein and any certificate, opinion or other document delivered by or on behalf of the Borrower, the Parent or the Subsidiaries shall conclusively be deemed to have been relied upon by the Lenders, notwithstanding any prior or subsequent investigation by the Lenders, and shall survive the making of all advances and the fulfilment of all other transactions and deliveries contemplated hereunder, all of which shall continue in full force and effect so long as any amount of principal or interest under the Loan remains outstanding and unpaid or unconverted. All statements contained in any certificate or other document delivered to the Lenders under this Agreement or in connection with any of the transactions contemplated hereunder shall be deemed to be representations and warranties by the party making the same.

                         ARTICLE 10.- EVENTS OF DEFAULT

10.1 Default: It shall be an Event of Default upon the happening of any one or more of the following events which, except in the case of (e), (f) or (g) below, following thirty (30) days' written notice from either of the Lenders to the Borrower, has not been cured:

      (a) Payment Default: The Borrower fails to pay any instalment of interest or principal or other amount hereunder (other than payments made under Section 8.1(k)) which shall have become due and payable, with or without demand therefor having been made by or on behalf of the Lenders;

      (b) Security Default: The Borrower fails to perform or be in compliance with any of the other terms or covenants of this Agreement or of any document constituting the Security;

      (c) Other Payment Obligations: The Borrower, the Parent or any Subsidiary fails to pay when due any principal or interest in respect of the Capital Lease Obligations, any banking lines of credit permitted

                                  - Page 24 -


hereunder, and such failure to pay is not remedied within any applicable grace period, whether or not such obligation is declared to be due and payable prior to the express maturity thereof;

      (d) Other Obligations: The Borrower, the Parent or any Subsidiary has committed an event of default as defined and contained in any banking lines of credit permitted hereunder, the Capital Lease Obligations, any material conditional sales contract, any material instrument, indenture or document evidencing any of the above, or any other credit facility approved by the Lenders from time to time, and has failed to remedy the same within any curative period provided for therein and such event of default has not been waived by the applicable lenders or security holder, and such event of default is continuing;

      (e) Liquidation: An order is made or a resolution is passed for the winding-up, dissolution or liquidation of the Borrower, the Parent or any Subsidiary or if a petition is filed or other process taken for the winding-up, dissolution or liquidation of any of them and is not disputed by the Borrower in good faith;

      (f) Insolvency: The Borrower, the Parent or any Subsidiary commits or threatens to commit an act of bankruptcy, becomes insolvent, goes into liquidation, makes a general assignment forth benefit of its creditors, otherwise acknowledges its insolvency or if a bankruptcy petition is filed or presented against any of them and is not diligently contested in good faith and discharged within thirty (30) days after it is filed or presented;

      (g) CCAA: Any proceedings with respect to the Borrower, the Parent or any Subsidiary are taken with respect to a compromise or arrangement under the Companies Creditors Arrangement Act (Canada) or any Act substituted therefor or similar legislation of any other jurisdiction;

      (h) Distress: An encumbrancer or landlord takes possession of any part of the property or leased premises of the Borrower, the Parent or any Subsidiary, or if a distress or execution or any similar process becomes enforceable or is enforced against the Borrower, the Parent or any Subsidiary in connection with a debt or claim in excess of $25,000.00, except where same is being contested actively and diligently in good faith by appropriate and timely proceedings, or if a custodian or sequestrator or a receiver or receiver and manager or any other officer with similar powers is appointed for the Borrower, the Parent or any Subsidiary or for any part of their property;

      (i) False Representation: Any representation or warranty contained herein or made in any certificate or other document delivered by the Borrower or any persons acting for or on behalf of any of them to the Lenders and material to the Lenders shall have been found to be false or is incorrect in any material respect (except any such representation and warranty as is already qualified by the term material which representation and warranty shall be true and correct in all respects) as of its date of making unless the Borrower shall have taken steps within ten (10) days of determining that such representation or warranty is false or misleading, or having received written notice to that effect from the Lenders, to make such representation or warranty true and correct;

      (j) Cease to Carry on Business: The Borrower, the Parent or any Subsidiary shall cease to carry on in the ordinary course the Business or a substantial part thereof;

      (k) Default: The Borrower, the Parent or any Subsidiary defaults in observing or performing any of the agreements or covenants in any material lease, licence, debenture, deed of trust or agreement whereby any material property or rights may become liable for forfeiture or where any such material lease, licence, debenture, deed of trust or agreement would be subject to termination and the Borrower fails to cure such default within any curative period provided for therein, and such default has not been waived;

      (l) Parent Status: The Parent fails to maintain a listing on the Nasdaq bulletin board or a Principal Exchange. The Parent fails to get a listing on a Principal Exchange on or before April 30, 2000;

      (m) Prospectus: On or before April 30, 2000, the Parent fails to obtain final receipt for a Registration Statement (or if the Common Shares are listed on The Toronto Stock Exchange, a prospectus) qualifying the

                                  - Page 25 -


Common Shares which (i) into the Exchangeable Share and Class N Shares available to the Lenders are convertible and (ii) issuable on the exercisable of the Warrants so that such Common Shares, when issued, shall be free trading and shall not be subject to any holding periods or resale restrictions;

      (n) Share Ownership: There is any sale or pledge of the beneficial ownership of shares in the Parent or the Borrower owned by Michael A. Steele; or

      (o) Death of Michael A. Steele: The death of Michael A. Steele.

10.2 Acceleration: Upon the occurrence of any one or more Events of Default:

            (i) all indebtedness of the Borrower or the Parent, as the case may be, to the Lenders hereunder shall, at the option of the Lenders, immediately become due and payable upon five (5) Business Days' written notice to but without requirement for presentment, demand, protest or other notice of any kind to the Borrower or the Parent; and

            (ii) all Security and other loan documentation shall thereupon, at the option of the Lenders, become enforceable by the Lenders or their duly authorized agent(s).

10.3 Remedies Cumulative: The rights and remedies of the Lenders hereunder are cumulative and in addition to and not in substitution for any rights or remedies provided by law.

                                ARTICLE 11.-FEES

11.1 Expenses: Whether or not any monies are advanced under the Loan, the Borrower agrees to pay all reasonable out-of-pocket expenses, disbursements and legal expenses of the Lenders in connection with the preparation of this Agreement and the Loan Documents and the ongoing maintenance and enforcement of the Security and the exercise of any rights hereunder including without limitation renewals of registrations when necessary. If the Loan is advanced, the initial legal fees and disbursements and the Commitment Fee contemplated in
Section 11.2 hereof shall be deducted from the amount of the advance.

11.2 Commitment Fee: A commitment fee of $120,000, plus GST where applicable, for services rendered up to and including the Closing Date shall be payable by the Borrower to the Lenders on the Closing Date. The Lenders acknowledge the payment of $40,000 of this fee prior to Closing.

11.3 Restructuring Fee: The Borrower shall pay to the Lenders on the Maturity Date or the date the Promissory Note is repaid in full, whichever is earlier, a restructuring fee in an amount equal to five percent (5%) of the outstanding principal of the Promissory Note on the date of such repayment, as applicable, calculated and compounded semi-annually, not in advance.

                           ARTICLE 12. - SUBORDINATION

12.1 Subordination:The indebtedness evidenced by the Promissory Notes shall be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Borrower and the Security shall be subject to any security granted in connection with the Senior Debt. The parties hereto hereby agrees to and shall be bound by the provisions of this section.

12.2 Maturity of Senior Debt: Upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, then all principal of, premium (if any) on, and interest on all such matured Senior Debt shall first be paid in full, or shall first have been duly provided for, before any payment on account of the Promissory Notes is made.

                                  - Page 26 -


12.3 No Payments: In case of default with respect to any Senior Debt permitting the holders thereof to accelerate the maturity thereof, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no payment (by conversion of the Promissory Notes or otherwise) shall be made by the Company with respect to the Promissory Notes after the happening of such a default unless and until such default shall have been cured or waived. The fact that any payment hereunder is prohibited by this section shall not prevent the failure to make such payment from being an Event of Default.

12.4 Agreement of Lenders: The Lenders hereby agree to take such action as may be necessary to effect the subordination as provided in this Section 12. Upon request of the Borrower, and upon being furnished a certificate of an officer of the Borrower stating that one or more named Persons are holders of Senior Debt, or the representative or representatives of such holders, or the trustee or trustees under which any instruments evidencing such Senior Debt may have been issued, and specifying the amount and nature of such Senior Debt, the Lenders shall enter into a written agreement or agreements with the Borrower and the Person or Persons named in such certificate, providing that such Person or Persons are entitled to all the rights and benefits of this Section 12 Nothing herein shall impair the rights of any holder of Senior Debt who has not entered into such an agreement.

12.5 Obligation to Pay Not Impaired: Nothing contained in this Section 12 or elsewhere in this Agreement is intended to or shall impair, as between the Borrower, its creditors other than the holders of the Senior Debt and the Lenders, the obligation of the Borrower, which is absolute and unconditional, to pay to the Lenders the principal amount and other amounts due under the Loan as and when the same shall become due and payable or affect the relative rights of the Lenders and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent the Lenders from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 12 of the holders of Senior Debt in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy.

12.6 Life Insurance: Notwithstanding the provisions of this Section 12, the interest of the Lenders in the life insurance on the life of Michael A. Steele referred to in Subsection 7.1(m)(ii) hereof shall not be subordinated to any Person or Persons holding Senior Debt.

                              ARTICLE 13. - GENERAL

13.1 No Waiver of Rights: No course of dealing between the Borrower, the Parent and the Lenders and no delay on the part of the Lenders under this Agreement or any other agreement between the Lenders and the Borrower or the Parent shall operate as a waiver of any rights of the Lenders hereunder.

13.2 No Waiver of Defaults: No failure or delay on the part of the Lenders in exercising any right or privilege hereunder and no waiver as to any default by the Borrower shall operate as a waiver thereof unless made in writing and signed by the appropriate officers of the Lenders. Any written waiver by the Lenders will not preclude the further or other exercise by the Lenders of any right, power or privilege hereunder or extend or apply to any further default by the Borrower. For greater certainty, any failure or delay on the part of the Lenders in requiring strict compliance with any time period prescribed herein, will not preclude the Lenders from reasserting the strict compliance with any such time period whereupon the Borrower shall so comply.

13.3 Notices: Any notice to be given hereunder shall be in writing and may be effectively given by delivering the same at the addresses hereinafter set forth or by sending the same by prepaid registered mail, or telefax to the Lenders or the Borrower at such addresses. Any notice so mailed shall be deemed to have been received on the third (3rd) Business Day following the mailing thereof and if given by delivery or telefax, the same shall be deemed to have been received upon delivery or upon transmission (with appropriate answer back). The delivery, mailing, and telefax address of the parties for the purpose hereof shall be:

                                  - Page 27 -


            (a)   as to the Borrower and the Parent:

             350 Creditstone Road
             Concord, Ontario
             L4K 3Z2

             Attention: Michael A. Steele
             Telecopy: (905) 366-6368

      (b)    as to the Lenders

             Bank of Montreal Capital Corporation
             302 Bay Street, 7th Floor
             Toronto, Ontario
             M5X lAl

             Attention: Managing Director
             Telecopy: (416) 867-4108

             First Ontario Fund
             234 Eglinton Avenue East, Suite 310
             Toronto, Ontario
             M4P 1K5

             Attention: Ken Delaney
             Telecopy: (416) 487-1345

             with a copy to:

             Crosbie Capital Management Inc.
             One First Canadian Place
             P.O. Box 116, 9th Floor
             Toronto, Ontario
             M5X 1A4

             Attention: Cohn W. Walker
             Telecopy: (416) 362-3447

13.4 Method of Payment: All payments to be made by the Borrower to the Lenders hereunder shall be made by means of cheque (or such other method as the Lenders agree upon) of immediately available funds to such bank account as the Lenders advise from time to time. The Borrower shall annually provide the Lenders with four quarterly post-dated cheques to pay the interest due under the Loan.

13.5 Successors and Assigns: This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and permitted assigns; provided however, neither the Borrower nor the Parent shall assign any of their respective rights or obligations hereunder without the prior written consent of the Lenders.

      Each Lender shall be entitled to assign all or any portion of the Loan and the Security in the following circumstances:

(a) each Lender may assign all or any portion of its interest in the Loan and the Security to an Affiliate at any time without the provision of notice to the Borrower;

                                  - Page 28 -


(b) in the event that an Event of Default has occurred and is continuing, each Lender may assign all or any portion of its interest in the Loan and the Security upon written notice to the Borrower;

(c) in the event that the Borrower is not in default hereunder or under any of the documents evidencing the Security, either of the Lenders may only assign its respective interest in the Loan and the Security if:

      (i) it has received a bona fide, arm's length, unsolicited offer to acquire the Loan that it is willing to accept, provided that the Lender(s) gives the Borrower fifteen (15) days' written notice of the offer and permits the Borrower to acquire (or arrange for the acquisition of) the Loan at a price equal to the value of the offer, as determined by the Lender(s), acting reasonably, which the Lender(s) is willing to accept; or

      (ii it desires to sell all or any portion of its interest in the Loan and the Security, it provides the Borrower with fifteen (15) days' written notice of its intention to solicit offers for such interest and within such fifteen (15) days of receipt of the notice, the Borrower does not elect in writing to the Lender(s) to acquire (or arrange for the acquisition of) the Loan at a price equal to the greater of:

            (A) the outstanding principal amount of the Loan plus all accrued and unpaid interest thereon together with the fee referred to in Section 11.3 hereof accrued to the date of closing of the purchase and sale of the Loan, calculated and compounded quarterly, not in advance; or

            (B) the cash equivalent of the amount equal to entire outstanding principal amount of the Loan being converted into Common Shares at the then current market price (being, for such purpose, equal to the 20 day weighted average trading price of the Common Shares on the principal stock exchange or over the counter market upon which they trade or are quoted at that time);

      In the event that the Borrower elects to acquire the Loan at the applicable price, the closing of the transaction of purchase and sale shall occur on the seventh (7th) day following the receipt by the Lender(s) of such notice from the Borrower. In the event that the Borrower does not elect to acquire the Loan at such price, the Lender(s) shall be entitled to sell such portion, provided that the sale is completed within one hundred and twenty (120) days after the date of the Lenders notice to the Borrower pursuant to this subsection;

provided that, without the consent of the Borrower, the Lenders shall not assign any portion of the Loan or the Security to a competitor of the Borrower unless an Event of Default has occurred and is continuing.

      The Lenders may direct the Borrower to engross the Security to be delivered pursuant to this Loan Agreement from time to time in favour of a third party, and such direction shall not, in any way, alter nor affect the validity or enforceability of the Security.

13.6 Governing Law: This Agreement, the Security and all certificates and other documentation delivered to the Lenders shall be construed and interpreted in accordance with the laws of the Province of Ontario except with respect to any document which may be required to be registered, lodged or filed under the laws of another jurisdiction, in which case the laws of such other jurisdiction shall apply and the Borrower and the Parent agree to attorn to such other jurisdiction (where applicable) and to the jurisdiction of the Province of Ontario.

13.7 Entire Agreement: This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings whether oral or written relative to the subject matter hereof, including the term sheet dated February 16,1999, as amended. This agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

                                  - Page 29 -


13.8 Headings: The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

13.9 Number: Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and words importing persons shall include firms and corporations and vice versa.

13.10 Severable Provisions: The provisions of this Agreement are severable, and if any one or more provisions may be determined to be unreasonable or illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. In the event that any provision of this Agreement is found to be unenforceable, the parties agree to reform such provision, to the maximum extent permitted by law and if a court indicates what reforms would make such provision enforceable, the parties will abide by what that court determines.

13.11 Modification: Except as specifically set out herein, no term or provision hereof may be changed, modified, waived, terminated or discharged, in whole or in part, except by a writing which is dated and signed by the Borrower and the Lenders.

13.12 Execution of Additional Documents: From time to time, the Borrower and the Parent shall, at the request of the Lenders, execute and deliver such additional transfers, instruments, documents and other assurances as may, in the opinion of counsel for the Lenders, be reasonably required effectually to carry out the intent of this Agreement. Such additional transfers, instruments, documents and other assurances shall be in form satisfactory to counsel for the Lenders, acting reasonably.

13.13 Other Definitional Terms: The terms "this Agreement", "hereby", "herein", "hereunder", "hereto" and similar expressions refer to this Agreement and not to any particular article, section, subsection or portion thereof and include every amendment or instrument supplementary thereto or an implementation hereof.

13.14 Counterparts: This Agreement may be executed in two or more counterparts (by original or facsimile signature), each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

13.15 Conflicts: To the extent that any term, condition, representation, covenant or other provision contained in the Security or other instruments delivered pursuant to this Agreement is at any time inconsistent or conflicts with any term, condition, representation, covenant or other provision contained in this Agreement, then this Agreement shall govern and the Borrower shall be deemed not to be in default under such first-mentioned term, condition, representation, covenant or other provision, so long as it complies with the terms, conditions, representations, covenants and other provisions contained in this Agreement. For greater certainty, to the extent the Security contains any covenants, representations, warranties or events of default which are not in any way addressed or contained in this Agreement, such covenants, representations, warranties or events of default shall not be considered inconsistent with or conflict with this Agreement.

13.16 Consultant: The Borrower agrees that, upon written request delivered by the Lenders, they shall appoint a financial consultant (hereinafter referred to as the "Consultant"), for the purposes of reviewing the Borrower's operations from time to time. The terms of the Consultant's scope of duties shall be settled by the Borrower with the consent of the Lenders, provided that such terms may be settled by the Lenders if agreement with the Borrower is not reached within fifteen (15) days of the date of the notice. The Borrower consents at all times to a free exchange of information between the Lenders and the Consultant, whether or not the Borrower is apprised of the occurrence of such exchange of information or the particulars of any such information exchanged at any time.

                                  - Page 30 -


            IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                   INTERNATIONAL MENU SOLUTIONS CORPORATION

                                   Per: /s/
                                       -----------------------------------------
                                       Name:
                                       Title


                                   INTERNATIONAL MENU SOLUTIONS INC.

                                   Per: /s/
                                       -----------------------------------------
                                       Name:
                                       Title


                                   FIRST ONTARIO FUND

                                   Per: /s/ Don McDonald
                                       -----------------------------------------
                                       Name: Don McDonald
                                       Title: Vice President

                                   Per:
                                       -----------------------------------------
                                       Name:
                                       Title


                                   BANK OF MONTREAL CAPITAL CORPORATION

                                   Per: /s/
                                       -----------------------------------------
                                       Name:
                                       Title

                                   Per:
                                       -----------------------------------------
                                       Name:
                                       Title